Exhibit 99.1

Nutrisystem Names Tricia Han and Ben Kirshner To Board Of Directors

FORT WASHINGTON, PA (Oct. 23, 2018) – The Board of Directors of Nutrisystem, Inc. (Nasdaq: NTRI) today announced that after completing a comprehensive search, it has expanded the Board to ten members and appointed Tricia Han and Ben Kirshner as new directors, effective immediately.

"As a leader in the health and wellness category, Nutrisystem has tremendous opportunities for growth, leveraging its multi-brand strategy and multi-channel platforms. Tricia and Ben have a combined expertise in digital product, digital marketing and ad tech solutions that aligns with the company’s strategic vision," said Mike Hagan, Chairman of the Nutrisystem Board. "We look forward to benefitting from the insights and experience that Tricia and Ben will bring us and thank Legion Partners for their assistance in helping to identify Board candidates and other outside resources."

Since 2017, Ms. Han, 47, has been the Chief Executive Officer of Daily Burn, a leading fitness tech brand that provides streaming content and interactive, motivational tools to help people in their quest for health and wellness. Daily Burn is an operating business of IAC. Prior to her role with Daily Burn, Ms. Han served as the Chief Product Officer of Dotdash (formerly About.com), one of the top twenty largest content publishers on the Internet, and another operating business of IAC. She has also had product and general management roles at WebMD and DailyCandy. She earned her Bachelor of Arts from Cornell University.

Mr. Kirshner, 40, is the Chief Executive Officer of Elite SEM, Inc., a business he founded in 2004. Elite SEM is a performance-driven, digital marketing agency that serves more than 800 clients and manages a collective online marketing spend of more than $1 billion. Mr. Kirshner also is the founder of CoffeeForLess.com, Inc., an internet retailer top 500 site for many years, created in 1998. He began his career as an account executive with 24/7 Media Inc., a digital technology company. He earned his Bachelor of Business Administration from George Washington University.

"I'm very excited to join the Nutrisystem board," said Ms. Han. “The company has terrific opportunities to extend its leadership position in the health and wellness category, and I look forward to lending my expertise in helping the company achieve its vision.”

Mr. Kirshner said, "I've admired what the Nutrisystem management team has accomplished over the last five years and its focus on performance-based marketing. I look forward to contributing my digital experience with other online marketers to help the company realize its full potential.”

About Nutrisystem, Inc.
Nutrisystem, Inc. (Nasdaq: NTRI) is a leading provider of health and wellness and weight management products and services and has helped millions of people lose weight over the course of more than 45 years. The company’s multi-brand approach to weight loss includes multiple plans for 2018. For more information, go to NutrisystemNews.com and Newsroom.SouthBeachDiet.com.

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Contacts:

Robin McConnell Shallow

Senior Vice President, Communications

Nutrisystem, Inc.

rshallow@nutrisystem.com

215.346-8068

or

John Mills

Partner, ICR, Inc.

ir@nutrisystem.com,

John.Mills@Icrinc.com

646-277-1254